EXHIBIT 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Upexi, Inc.

(Exact Name of the Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.00001 per share	457(c) and 457(h)	24,500,000(3)	$6.63	$162,435,000	0.00015310	$24,868.80
Total Offering Amounts					$162,435,000		$24,868.80
Total Fee Offsets							$0.00
Net Fee Due							$24,868.80

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock, par value $0.00001 per share (“Common Stock”), that become issuable under the plan set forth herein by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock, as applicable.

(2)

Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h)(1) of the Securities Act, based on the average of the high and low prices of Common Stock as reported in the consolidated reporting system by NASDAQ Capital Market on September 19, 2025.

(3)	Represents 24,500,000 additional shares of Common Stock reserved for issued or to be issued stock awards under the Upexi, Inc. 2019 Amended and Restated Incentive Stock Plan.